Exhibit 99.1

FOR IMMEDIATE RELEASE

FSK II Prices Offering of $475,000,000 4.250% Notes Due 2025

PHILADELPHIA AND NEW YORK – February 11, 2020 – FS KKR Capital Corp. II (“FSK II”) announced that it has priced an offering of $475,000,000 in aggregate principal amount of its 4.250% unsecured notes due 2025 (the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The Notes will mature on February 14, 2025 and may be redeemed in whole or in part at FSK II’s option at any time at par plus a “make-whole” premium, provided that the Notes may be redeemed at par one month prior to their maturity. The offering is expected to close on February 14, 2020, subject to customary closing conditions.

FSK II expects to use the net proceeds of this offering to repay outstanding indebtedness under its senior secured revolving credit facility.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Forward-Looking Statements and Important Disclosure Notice

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSK II. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSK II’s operations or the economy generally due to terrorism or natural disasters, and future changes in laws or regulations and conditions in FSK II’s operating area. Some of these factors are enumerated in the filings FSK II makes with the SEC. FSK II undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Investor Relations Contact

Robert Paun

Robert.Paun@fsinvestments.com

Media Contact

Mollie Applegate

Media@fsinvestments.com